UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2007

PepsiCo, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-1183	13-1584302
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Anderson Hill Road, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-253-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On May 16, 2007, PepsiCo, Inc. ("PepsiCo") announced an offering of $1 billion aggregate principal amount of senior unsecured notes bearing an interest rate of 5.15% per annum due May 15, 2012 (the "Notes"). The proceeds of the offering are intended to be used primarily for general corporate purposes and also for the repayment of certain short-term indebtedness incurred in connection with the repayment of $500 million of indebtedness bearing interest at 3.2% per annum, which matured on May 15, 2007. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and UBS Securities LLC will be joint book runners for this offering.

This communication does not constitute an offer to sell nor is it an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Before any investment is made, an investor should read the Registration Statement, including the Prospectus and Prospectus Supplement with respect to the Notes, which has been filed with the Securities and Exchange Commission ("SEC") and which contain more complete information about PepsiCo and this offering. Copies of documents filed with the SEC may be obtained for free by visiting the SEC’s web site at www.sec.gov and may also be obtained by contacting PepsiCo at 700 Anderson Hill Road, Purchase, NY, 10577, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, Prospectus Department, New York, NY 10080, J.P. Morgan Securities, 270 Park Avenue, 8th Floor, New York, NY 10017 or UBS Securities, Fixed Income Syndicate, 677 Washington Blvd., Stamford, CT 06901.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiCo, Inc.

May 16, 2007	By:	/s/ Thomas H. Tamoney, Jr.

Name: Thomas H. Tamoney, Jr.
Title: Vice President, Deputy General Counsel and Assistant Secretary